Exhibit 99.1

For Immediate Release

Comcast Senior Executive Robert S. Pick Joins ValueVision Board of Directors

MINNEAPOLIS, MN – May 9, 2013 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel retailer operating as ShopNBC, today announced the appointment of Robert S. Pick, Senior Vice President of Corporate Development of Comcast Corporation (NASDAQ: CMCSA), to its Board of Directors, effective as of May 7, 2013. Comcast, through its ownership of NBC Universal, has an ownership stake of more than 7.1 million ValueVision shares, representing approximately 14.5% of the total ValueVision shares outstanding. Mr. Pick assumes the Board vacancy created by the resignation of Catherine Dunleavy, following the expansion of her responsibilities as EVP and CFO of Comcast’s NBC Universal Cable Entertainment Group.

Mr. Pick currently serves as Senior Vice President of Corporate Development of Comcast Corporation, overseeing the company’s corporate development and merger and acquisition activities. He joined Comcast in 1989 and has played an integral role in shaping Comcast’s strategic vision and its implementation.

"It gives me great pleasure to welcome Bob to our Board," said ValueVision Media Chairman Randy Ronning. "He has an impressive background in strategic corporate development coupled with a comprehensive understanding of our multichannel retailing space. We look forward to benefiting from his insights and experience to enhance shareholder value."

"Mr. Pick commented: "I am delighted to be joining ValueVision’s Board of Directors and look forward to working with Randy and the rest of the Board."

During Mr. Pick’s tenure at Comcast, he worked on newly-created NBC Universal joint venture with GE Corporation; the sale of spectrum to and creation of a joint operating entity with Verizon Wireless; the acquisition of AT&T Broadband; the unwinding of Comcast’s stake in Time Warner Cable; acquisitions of the cable assets of Adelphia Communications, Maclean Hunter, EW Scripps and Jones Cable; the startup of the telecommunications company, Teleport, and the high speed broadband company, @ Home; the acquisitions of E! Entertainment and the Golf Channel; and the acquisition and sale of QVC and Comcast Cellular.

Prior to joining Comcast, Mr. Pick held various financial positions with Bell Atlantic and spent 10 years with KPMG Peat Marwick. Mr. Pick has served on the Boards of several Comcast companies and charitable organizations. A graduate of Drexel University with a BS in finance and accounting, Mr. Pick serves on the President’s Leadership Council of Drexel University, and he has served on the LeBow Accounting Department Advisory Board.

About ValueVision Media/ShopNBC (www.shopnbc.com/ir)

ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to shop via TV, phone, Internet and mobile devices and to interact via the ShopNBC website as well as Facebook, Twitter and YouTube. The ShopNBC television network reaches 84 million cable and satellite homes and is also available nationwide on PCs, tablets and iPhone, Android and other mobile devices via live streaming at www.shopnbc.com. ShopNBC's merchandise categories include Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. Please visit www.shopnbc.com/ir for more investor information.

Contacts

Media Relations:
Dawn Zaremba
ShopNBC
dzaremba@shopnbc.com
(952) 943-6043

Investors:
David Collins
Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800
(917) 734-0339 mobile